Exhibit 99.1

Contact:
Icahn Capital LP Susan Gordon (212) 702-4309	Deason Capital Services, LLC Jennifer Cole (214) 378 3600

CARL ICAHN AND DARWIN DEASON RELEASE

OPEN LETTER TO XEROX SHAREHOLDERS

Xerox Board of Directors Continues Misleading

Campaign to Distort the Record

Refuse to Acknowledge and Admit They Never Ran a Real Process or Modeled Competing Alternatives

Repeatedly Demanded an ~$18 million Golden Parachute for “Rogue Executive” Jeff Jacobson, Claiming

“It’s Not a Lot of Money”

New York, New York, May 10, 2018 – Today Carl Icahn and Darwin Deason released the following open letter to shareholders of Xerox Corporation (NYSE: XRX):

Fellow Shareholders:

Yesterday, the Xerox Board of Directors issued a letter to shareholders that grossly misrepresents the facts about their conduct over the past year. Rather than “set the record straight” as they claim to be doing, the Board’s letter is nothing more than an unconscionable attempt to deny clear documentary evidence proving that these directors have consistently put their own interests ahead of Xerox and its shareholders.

Here are just a few examples of the Board’s misleading claims.

•	Claim: The proposed Fuji transaction was the result of a “robust strategic review process” in which the Xerox Board “engag[ed] with multiple third parties to assess potential transactions.”

•	Reality: The court’s evidentiary record shows that the process was anything but “robust.” As Centerview’s David Hess testified under oath, the Xerox Board never asked Centerview to actively or broadly shop the Company. In fact, the Xerox Board only permitted Centerview to reach out to two financial sponsors and one potential strategic acquirer, and neither Centerview nor Xerox ever engaged in any meaningful substantive discussions with any of them. Perhaps most shameful is the fact that the Xerox Board never even modeled or analyzed the economic implications of any potential transactions with any strategic acquirers.

•	Claim: The Xerox Board was advised by “a team of experienced legal and financial advisors.”

•	Reality: The Xerox Board was advised (and continues to be advised) by a team of self-interested legal and financial advisors. Take Centerview for example. Less than a week before the proposed transaction with Fuji was signed, Centerview raised multiple red flags about the deal, including that financial due diligence of Fuji Xerox remained incomplete, the financial projections did not create enough value for Xerox shareholders and the purported premium to Xerox shareholders was “made up.” But just a few days later, Centerview issued a fairness opinion, for which they received $10 million, and they will receive an additional $40 million if the deal closes. Not surprisingly, all of Xerox’s advisors sought broad releases from liability when we discussed settling the pending proxy fights.

•	Claim: We have “targeted management and the Board with personal, unsubstantiated attacks.”

•	Reality: There is nothing “unsubstantiated” about our criticisms of Jeff Jacobson and the rest of the Xerox Board. In fact, our “attacks” are based on a review of hundreds of thousands of pages of documents, 50+ hours of sworn testimony and two full days of evidentiary hearings, all of which is publicly available. That record was painstakingly reviewed by a well-respected judge who spent over 40 years in private practice at one of the most prestigious law firms in the world, and he concluded that the explanations from these directors were “counter-intuitive and not credible.” This lack of credibility is not at all surprising – recall that this is the same board that just last week unanimously approved a settlement agreement whereby seven directors (including Jeff Jacobson) would resign, and then backtracked on that agreement 48 hours later.

•	Claim: The Xerox Board “remain[s] entirely focused on doing what is best for the company and all of its shareholders.”

•	Reality: Nothing could be further from the truth – the primary concerns of these directors has been their own compensation, potential liability and reputations. For instance, in exchange for agreeing to resign last week, they repeatedly demanded that Jeff Jacobson be awarded an ~$18 million golden parachute and that the other directors have their outstanding equity awards vested and paid out immediately.

•	Claim: The Xerox Board will reopen the window for nominating directors for election at the 2018 annual meeting because they “believe it is imperative that all shareholder voices are heard.”

•	Reality: The Xerox Board will reopen the window for nominating directors for election at the 2018 annual meeting only because the Supreme Court of the State of New York has forced them to. Before an injunction was entered by the court, the Xerox Board had categorically refused to reopen the window.

•	Claim: The Xerox Board “continu[es] to explore options to maximize shareholder value.”

•	Reality: The Xerox Board continues to stand in the way of real value creation. The agreements governing the proposed transaction with Fuji, which this Board approved, include a “no-shop” that prohibits Xerox and its advisors from even speaking with competing bidders and a perpetual match right in favor of Fuji, which effectively eliminates the prospect that any competing bidder will approach the company. We – on the other hand – have been approached by pretty much every major financial sponsor, and they have all expressed interest in Xerox. But none of them are willing to invest the resources necessary to fully diligence the opportunity until the proposed Fuji deal is terminated, the risk of having to pay a $180 million break-up fee to Fuji is eliminated and the existing directors – each of whom they know already has one foot out the door – are replaced.

The Xerox Board is delusional. If you listen to them, the court is wrong, the company’s largest shareholders are wrong, the analysts are wrong and the corporate governance experts are wrong. Only they – in their infinite, benevolent wisdom – know what’s best for us and our company.

We have heard from many of you – our fellow shareholders – that Xerox is not returning your calls. We urge you to continue your attempts to contact the Xerox Board and request that they immediately terminate the proposed deal with Fuji and then resign and make way for a new conflict-free, shareholder-focused board of directors.

Sincerely yours,

Carl Icahn	Darwin Deason

#lameduckboard	#lameduckCEO

*****

Additional Information and Where to Find it;

Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF XEROX SECURITIES, THE CONSIDERATION TO BE RECEIVED BY XEROX SHAREHOLDERS IN THE TRANSACTION AND CERTAIN ACTIONS THAT XEROX’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. GIVEN XEROX’S HISTORY OF INADEQUATE PUBLIC DISCLOSURE, THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. XEROX’S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF XEROX SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING XEROX WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Xerox’s public filings, including the public filings related to the Transaction. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.